As filed with the Securities and Exchange Commission on January 11, 2018

Registration No. 333-216734

Registration No. 333-202839

Registration No. 333-193118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216734

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202839

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193118

UNDER THE SECURITIES ACT OF 1933

Enzymotec Ltd.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

Enzymotec Ltd.

Sagi 2000 Industrial Area

P.O. Box 6

Migdal Ha’Emeq 2310001, Israel

+972 (74) 7177-177

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Enzymotec Ltd. 2013 Omnibus Equity Incentive Plan

Enzymotec Ltd. 2003 Israeli Share Option Plan

(Full Title of the Plans)

Enzymotec USA, Inc.

55 Madison Avenue, Suite 400

Morristown, NJ 07960

Tel: (973) 912-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Colin J. Diamond, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200 Fax: (212) 354-8113	Dan Shamgar, Adv. David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Enzymotec Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-193118), filed with the Commission on December 30, 2013, which registered an aggregate of 2,424,948 ordinary shares, par value NIS 0.01, of the Registrant (“Shares”);

•	Registration Statement on Form S-8 (No. 333-202839), filed with the Commission on March 18, 2015, which registered an aggregate of 880,946 Shares; and

•	Registration Statement on Form S-8 (No. 333-216734), filed with the Commission on March 16, 2017, which registered an aggregate of 911,418 Shares.

The Registrant entered into an Agreement and Plan of Merger, dated as of October 28, 2017, by and among the Registrant, Frutarom Ltd., an Israeli company (“Frutarom”), and Frutarom Tech Ltd., an Israeli company and a wholly-owned subsidiary of Frutarom (“Merger Sub”), pursuant to which, on January 11, 2018, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Frutarom.

In connection with the Merger, the offerings of the Shares pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the Shares that had been registered but remained unsold at the termination of the offerings, removes from registration any and all Shares registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Ha’Emeq, Israel, on January 11, 2018.

Enzymotec Ltd.

By:	/s/ Dror Israel
Name: Dror Israel
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.